Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-221680) of SEACOR Marine Holdings, Inc. of our report dated December 8, 2016 relating to the financial statements of Mantenimiento Express Marítimo, S. A. P. I. de C. V., which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers, S. C.

Ciudad de Mexico, Mexico
April 11, 2018